SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 26, 2006

ADAPTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

691 S. Milpitas Boulevard

Milpitas, CA

95035

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 945-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.  Entry into a Material Definitive Agreement.

On January 26, 2006, the Compensation Committee of the Board of Directors of Adaptec, Inc. (“Adaptec” or the “Company”) amended the Adaptec Incentive Plan (“AIP”) for the second half of fiscal 2006.  Under the amended AIP, the funding measurements of the AIP incentive pool were updated to reflect the fact that the Company decided to retain a product line that was previously classified within discontinued operations. As a result, this product line has been reclassified back into continuing operations. The decision to retain the product line was made in conjunction with the renegotiation of a customer supply contract. A copy of the amended and restated AIP is attached to this Form 8-K as Exhibit 10.01 and incorporated herein by reference.

In addition, on January 26, 2006, the Compensation Committee of the Board of Directors of Adaptec approved an increase to Mr. Subramanian ‘Sundi’ Sundaresh’s and Mr. Marcus Lowe’s annual base salary, effective April 1, 2006. Mr. Sundaresh will receive an annual base salary of $450,000, an increase from his previous salary of $400,000. Mr. Lowe will receive an annual base salary of $260,000, an increase from his previous salary of $250,000. As a result of these actions, the Company will be entering into an Addendum to both Mr. Sundaresh’s and Mr. Lowe’s Employment Agreements, effective April 1, 2006 (the “Employment Agreement Addendums”). The Employment Agreement Addendums will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Except as described above, all terms of Mr. Sundaresh and Mr. Lowe’s existing Employment Agreements remain in full force and effect.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit

10.01	Amended and Restated Adaptec Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAPTEC, INC.

By:	/s/ Marshall L. Mohr
Marshall L. Mohr
Vice President and Chief Financial Officer
Date: February 1, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.01	Amended and Restated Adaptec Incentive Plan